EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Brian Edwards, Jeff Lambert (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Announces Regular and Special Cash Dividends
Total 2003 payout of $0.20 per share is highest payout in company history

CHARLOTTE, Mich., October 22, 2003 - Spartan Motors, Inc. (Nasdaq: SPAR) today announced its board of directors declared the record and pay dates for its $0.05 per share regular cash dividend. The Company also announced it would pay a special dividend of $0.10 per share for 2003.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles, said both dividends are payable on December 15, 2003 to shareholders of record at the close of business on November 14, 2003. The combined dividends represent a 25 percent increase over the amount paid out in 2002.

This marks the first year the Company has issued a regular cash dividend to its shareholders, but it is the 15th consecutive year that Spartan has issued special cash dividends. The total dividend payout of $0.20 per share in 2003 surpasses the Company's largest annual dividend payout, which was $0.16 per share in 2002. Over the past two years, Spartan's dividend payouts have nearly tripled, increasing 186 percent over the $0.07 per share paid out in 2001.

"The implementation of a regular cash dividend, paid twice a year, and the decision to grant an increased special dividend, reflects the board's confidence in the near- and long-term future of Spartan's operations and the markets we serve," Chairman David Wilson said. "The board is committed to considering special dividends on an annual basis as part of its desire to provide shareholders with a fair rate of return on their investment."

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The company's brand names -- Spartan®, Crimson Fire® and Road Rescue® -- are known in their market niches for quality, value, service and being the first to market with innovative products. Spartan Motors employs approximately 700 at facilities in Michigan, South Dakota, Alabama, Minnesota and South Carolina and is publicly traded on The NASDAQ Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company is "on track" toward a particular result, or similar statements. Accounting estimates are inherently forward-looking. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

###